                 NEWS RELEASE

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

ATI Announces Third Quarter 2021 Results
Return to profitability fueled by aerospace market recovery and business transformation

•Sales of $726 million increased 18% over second quarter 2021
•Net income attributable to ATI of $48.7 million, or $0.35 per share
◦Adjusted EPS of $0.05 excluding postretirement medical benefits gain, strike-related costs, and other special items
•Adjusted EBITDA of $79.9 million increased 49% sequentially
•Extended debt maturity profile and reduced annual interest expense by ~$6 million
◦Issued $325 million 4.875% Notes due 2029, $350 million 5.125% Notes due 2031
◦Redeemed $500 million 2023 Notes bearing 7.875% interest in Oct. 2021

PITTSBURGH, PA--(PR Newswire)--October 28, 2021--Allegheny Technologies Incorporated (NYSE: ATI) reported third quarter 2021 results, with sales of $726 million and net income attributable to ATI of $48.7 million, or $0.35 per share. Excluding pretax gains of $64.9 million for postretirement medical benefits and $13.7 million for the sale of the Flowform Products business, $2.3 million of prior restructuring charge reversals, and charges of $22.9 million for strike-related costs, adjusted net income attributable to ATI was $6.2 million, or $0.05 per share. Adjusted EBITDA was $79.9 million, or 11.0% of sales.
Sales in the second quarter 2021 were $616 million, and the net loss attributable to ATI was $49.2 million, or $(0.39) per share. Excluding $40.3 million of strike-related costs and $6.2 million of income from reduced restructuring charge reserves, adjusted net loss attributable to ATI for the second quarter 2021 was $15.1 million, or $(0.12) per share. Adjusted EBITDA was $53.7 million, or 8.7% of sales.
"We delivered profitable third quarter results that exceeded our expectations. We are laser-focused, locking in our cost structure improvements as our end markets begin to show signs of sustained recovery. Our end-market diversity fuels our ability to maximize gains in this unbalanced economic recovery," said Robert S. Wetherbee, Board Chair, President and CEO. "Our Specialty Rolled Products business accelerated its production rates to pre-strike levels to take advantage of strong demand and favorable pricing in most end-markets, especially energy and industrial applications.
"Showing ongoing signs of recovery, commercial aerospace continues to expand unevenly across our product portfolio. Jet engine forgings demand remained strong, bolstered by our 2021 share gains. Demand for our jet engine specialty materials was mixed, varying by customer and product largely due to uneven supply chain inventory levels and customer order patterns.

"We continue to strengthen and de-risk our balance sheet. We significantly improved our debt maturity profile through early redemption of our 2023 notes and by issuing two new notes with 8 and 10 year maturities, respectively, with significantly lower interest rates," concluded Wetherbee.
ATI's third quarter results include negative impacts primarily on our Specialty Rolled Products (SRP) business from an employee strike which concluded on July 13, 2021.

Operating Results by Segment

	Three months ended
High Performance Materials & Components (HPMC)	September 30	June 30	September 30
($ millions)	2021	2021	2020
Sales	$300.0	$300.6	$221.3

Segment EBITDA	$37.4	$37.2	$16.8
% of Sales	12.5%	12.4%	7.6%
•HPMC's third quarter 2021 sales were in-line with the second quarter 2021 as demand from the energy markets increased 19%, led by growth in materials for specialty energy applications, which offset lower defense sales. Commercial aerospace sales were flat, with higher forgings sales offsetting lower specialty materials. Sales improved 36% compared to the third quarter 2020, reflecting higher commercial jet engine and energy markets sales.
•HPMC segment EBITDA was $37.4 million, or 12.5% of sales, also in-line with second quarter 2021 results. Strike-related costs of $1.4 million for the third quarter 2021 and $2.1 million for the second quarter 2021 were excluded from HPMC segment results. Compared to the prior year period, results more than doubled, reflecting improved operating margins from higher production volumes, aided by share gains and the ongoing benefits of 2020 cost cutting actions.

	Three months ended
Advanced Alloys & Solutions (AA&S)	September 30	June 30	September 30
($ millions)	2021	2021	2020
Sales	$425.7	$315.6	$376.7

Segment EBITDA	$56.8	$36.0	$11.0
% of Sales	13.3%	11.4%	2.9%
•AA&S third quarter 2021 sales increased 35% compared to the second quarter 2021 and were 13% higher year-over-year. Compared to the second quarter 2021, sales increased primarily due to reduced strike-related impacts. Segment sales were higher to nearly all end markets compared to the second quarter 2021 as production rates returned to pre-strike levels by quarter end, led by deliveries for a large offshore oil & gas project. Higher selling prices, including effects from raw material pass-through mechanisms, also drove revenue increases.
•AA&S segment EBITDA was $56.8 million, or 13.3% of sales. Strike-related costs of $21.5 million and $38.2 million, primarily related to lower productivity and utilization levels, were excluded from AA&S segment third and second quarter 2021 results, respectively. Raw material price changes had a minimal EBITDA benefit compared to the second quarter 2021. Improved EBITDA margins compared to the third quarter 2020 reflect a richer product mix, including a smaller proportion of standard stainless products, a $21 million benefit from raw material price changes and benefits from actions taken in 2020 to structurally reduce costs.

Corporate Items and Cash
•Third quarter 2021 results include a $64.9 million gain related to a plan termination that eliminated certain postretirement medical benefit liabilities. This was effective upon the July 2021 ratification of the new Specialty Rolled Products collective bargaining agreement.
•In August 2021, the company completed the sale of its Flowform Products business within the HPMC segment for $55.0 million, and recognized a $13.7 million gain in the third quarter 2021.
•Strike-related costs were $22.9 million in the third quarter 2021, and were excluded from segment results. These items primarily consisted of overhead costs recognized in the period due to below-normal operating rates, higher costs for outside conversion activities, and signing bonuses for represented employees.
•Restructuring charges for the third quarter 2021 were a net credit of $2.3 million, primarily related to lowered severance-related reserves for laid-off employees due to attrition. Restructuring charges of $2.3 million for the third quarter 2020 related to voluntary and involuntary severance programs.
•Corporate expenses in the third quarter 2021 were $12.9 million, compared to $15.9 million in the second quarter 2021, and $10.2 million for the prior year quarter. When compared to both prior periods, changes primarily related to expenses for incentive compensation programs.
•Third quarter 2021 results include $22.0 million of income tax expense, primarily comprised of $15.5 million in discrete tax effects related to the postretirement medical benefits gain. ATI maintains a valuation allowance on its U.S. deferred tax assets and does not expect to pay any significant U.S. federal or state income taxes for the next several years due to net operating loss carryforwards.
•For the first nine months of 2021, cash used in operating activities was $244.8 million, primarily due to a $242.5 million increase in managed working capital related to higher operating levels in most operations, resulting in increased accounts receivable balances and higher overall inventory values in part due to rising raw material costs and the lingering strike impacts. Cash used in investing activities for the first nine months of 2021 was $48.5 million, as $104 million for capital expenditures was offset by proceeds from the Flowform Products sale.
•Cash on hand at September 30, 2021 was $1,006.8 million, and available additional liquidity under the asset-based lending credit facility was approximately $365 million. We issued $675 million of new debt in September 2021, with $571 million of proceeds primarily used in October 2021 to retire $500 million of higher cost debt due in 2023, along with accrued interest and the make-whole premium. ATI will recognize a $66 million debt extinguishment charge in fourth quarter 2021 results.
•A $50 million voluntary cash contribution to the ATI Pension Plan in the third quarter of 2021 improved the plan's funded position.

Outlook
"Looking ahead to the fourth quarter, we anticipate sequential revenue and earnings growth primarily driven by the ongoing commercial aerospace recovery in our HPMC segment. Significant managed working capital reductions will fuel fourth quarter cash generation," said Wetherbee. "As our business transformation actions near completion in the AA&S segment, we'll temporarily curtail some early stage manufacturing activities to better align our inventory levels with market demand and have planned extended equipment outages to complete transformational upgrades. These actions will likely result in unfavorable cost absorption impacts in the quarter."

***********
Allegheny Technologies will conduct a conference call with investors and analysts on Thursday, October 28, 2021, at 10:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATIMetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with the currently ongoing COVID-19 pandemic or other similar widespread public health crises that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2020, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Solving the World’s Challenges through Materials Science
ATI (NYSE: ATI) is a $3 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people. We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day. Learn more at ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2021	2021	2020	2021	2020

Sales	$725.7	$616.2	$598.0	$2,034.4	$2,323.8

Cost of sales	643.2	573.5	559.9	1,823.4	2,076.2
Gross profit	82.5	42.7	38.1	211.0	247.6

Selling and administrative expenses	54.9	60.2	45.4	169.1	148.2
Impairment of goodwill	—	—	—	—	287.0
Restructuring charges (credits)	(2.3)	(6.2)	2.3	(8.5)	27.0
Operating income (loss)	29.9	(11.3)	(9.6)	50.4	(214.6)
Nonoperating retirement benefit income (expense)	57.9	(6.8)	(11.1)	44.3	(33.5)
Interest expense, net	(25.1)	(23.7)	(25.1)	(72.2)	(68.7)
Debt extinguishment charge	—	—	—	—	(21.5)
Other income (expense), net	14.5	1.4	(0.4)	17.4	(0.8)
Income (loss) before income taxes	77.2	(40.4)	(46.2)	39.9	(339.1)
Income tax provision	22.0	4.0	0.8	31.5	104.2
Net income (loss)	$55.2	$(44.4)	$(47.0)	$8.4	$(443.3)
Less: Net income attributable to noncontrolling interests	6.5	4.8	3.1	16.8	8.3
Net income (loss) attributable to ATI	$48.7	$(49.2)	$(50.1)	$(8.4)	$(451.6)

Basic net income (loss) attributable to ATI per common share	$0.38	$(0.39)	$(0.40)	$(0.07)	$(3.57)

Diluted net income (loss) attributable to ATI per common share	$0.35	$(0.39)	$(0.40)	$(0.07)	$(3.57)

Allegheny Technologies Incorporated and Subsidiaries
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2021	2021	2020	2021	2020
Sales:
High Performance Materials & Components	$300.0	$300.6	$221.3	$841.5	$942.3
Advanced Alloys & Solutions	425.7	315.6	376.7	1,192.9	1,381.5

Total external sales	$725.7	$616.2	$598.0	$2,034.4	$2,323.8

EBITDA:

High Performance Materials & Components	$37.4	$37.2	$16.8	$99.2	$122.1
% of Sales	12.5%	12.4%	7.6%	11.8%	13.0%

Advanced Alloys & Solutions	56.8	36.0	11.0	142.5	85.5
% of Sales	13.3%	11.4%	2.9%	11.9%	6.2%

Total segment EBITDA	94.2	73.2	27.8	241.7	207.6
% of Sales	13.0%	11.9%	4.6%	11.9%	8.9%

LIFO and net realizable value reserves	—	—	—	—	—
Corporate expenses	(12.9)	(15.9)	(10.2)	(41.0)	(29.7)
Closed operations and other expense	(1.4)	(3.6)	(1.0)	(4.5)	(4.6)

Total ATI Adjusted EBITDA	$79.9	$53.7	$16.6	$196.2	$173.3

Depreciation & amortization (a)	(35.6)	(36.3)	(35.4)	(108.0)	(108.3)
Interest expense, net	(25.1)	(23.7)	(25.1)	(72.2)	(68.7)
Restructuring and other credits (charges)	2.3	6.2	(2.3)	8.5	(27.0)
Strike related costs	(22.9)	(40.3)	—	(63.2)	—
Retirement benefit settlement gain	64.9	—	—	64.9	—
Impairment of goodwill	—	—	—	—	(287.0)
Joint venture restructuring charge	—	—	—	—	(2.4)
Debt extinguishment charge	—	—	—	—	(21.5)
Gains on asset sales and sale of business	13.7	—	—	13.7	2.5

Income (loss) before income taxes	$77.2	$(40.4)	$(46.2)	$39.9	$(339.1)

(a) The following is depreciation & amortization by each business segment:
	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2021	2021	2020	2021	2020
High Performance Materials & Components	$18.2	$19.2	$19.5	$57.0	$58.5
Advanced Alloys & Solutions	16.3	16.1	15.1	47.9	47.4
Other	1.1	1.0	0.8	3.1	2.4
	$35.6	$36.3	$35.4	$108.0	$108.3

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	September 30	December 31
	2021	2020
ASSETS

Current Assets:
Cash and cash equivalents	$1,006.8	$645.9
Accounts receivable, net of allowances for doubtful accounts	502.0	345.8
Short-term contract assets	55.7	38.9
Inventories, net	1,055.8	997.1
Prepaid expenses and other current assets	68.8	38.3
Total Current Assets	2,689.1	2,066.0

Property, plant and equipment, net	1,487.6	1,469.2
Goodwill	229.0	240.7
Other assets	220.8	259.0

Total Assets	$4,626.5	$4,034.9

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$290.7	$290.6
Short-term contract liabilities	86.7	111.8
Short-term debt and current portion of long-term debt	606.9	17.8
Other current liabilities	223.0	233.1
Total Current Liabilities	1,207.3	653.3

Long-term debt	1,683.6	1,550.0
Accrued postretirement benefits	269.4	326.7
Pension liabilities	565.9	673.6
Other long-term liabilities	220.1	189.9
Total Liabilities	3,946.3	3,393.5

Total ATI stockholders' equity	541.4	521.1
Noncontrolling interests	138.8	120.3
Total Equity	680.2	641.4

Total Liabilities and Equity	$4,626.5	$4,034.9

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Nine Months Ended
	September 30	September 30
	2021	2020

Operating Activities:
Net income (loss)	$8.4	$(443.3)

Depreciation and amortization	108.0	108.3
Deferred taxes	1.9	98.5
Impairment of goodwill	—	287.0
Debt extinguishment charge	—	21.5
Net gain from disposal of property, plant and equipment	(2.5)	(3.3)
Gain from sale of business	(13.7)	—
Change in managed working capital	(242.5)	8.1
Change in retirement benefits	(112.9)	(78.3)
Accrued liabilities and other	8.5	46.5
Cash provided by (used in) operating activities	(244.8)	45.0
Investing Activities:
Purchases of property, plant and equipment	(104.2)	(94.6)
Proceeds from disposal of property, plant and equipment	2.9	4.0
Proceeds from sale of business, net of transaction costs	53.0	—
Other	(0.2)	1.4
Cash used in investing activities	(48.5)	(89.2)
Financing Activities:
Borrowings on long-term debt	675.7	391.4
Payments on long-term debt and finance leases	(11.0)	(209.5)
Net borrowings (payments) under credit facilities	3.6	(0.9)
Purchase of convertible note capped call	—	(19.4)
Debt issuance costs	(9.3)	(9.1)
Debt extinguishment charge	—	(19.1)
Taxes on share-based compensation and other	(4.8)	(7.8)
Cash provided by financing activities	654.2	125.6
Increase in cash and cash equivalents	360.9	81.4
Cash and cash equivalents at beginning of period	645.9	490.8
Cash and cash equivalents at end of period	$1,006.8	$572.2

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended						Nine Months Ended
	September 30		June 30		September 30		September 30		September 30
	2021		2021		2020		2021		2020
Market
Aerospace & Defense:
Jet Engines- Commercial	$128.8	18%	$129.6	21%	$88.5	15%	$364.5	18%	$518.5	22%
Airframes- Commercial	71.3	10%	54.4	9%	79.7	13%	183.9	9%	332.1	14%
Defense	82.8	11%	97.2	16%	77.9	13%	269.9	13%	253.6	11%
Total Aerospace & Defense	$282.9	39%	$281.2	46%	$246.1	41%	$818.3	40%	$1,104.2	47%
Energy:
Oil & Gas	92.4	13%	56.1	9%	65.7	11%	231.0	11%	292.9	13%
Specialty Energy	73.8	10%	62.2	10%	64.7	11%	202.6	10%	175.6	7%
Total Energy	166.2	23%	118.3	19%	130.4	22%	433.6	21%	468.5	20%
Automotive	91.8	13%	68.0	11%	59.4	10%	251.3	13%	186.7	8%
Food Equipment & Appliances	51.6	7%	20.7	3%	33.8	6%	107.7	5%	131.4	6%
Electronics	34.8	5%	43.3	7%	45.9	8%	133.7	7%	118.6	5%
Medical	34.3	5%	32.0	5%	27.3	5%	95.3	5%	95.8	4%
Construction/Mining	25.3	3%	21.9	4%	28.3	5%	89.7	4%	106.7	5%
Other	38.8	5%	30.8	5%	26.8	3%	104.8	5%	111.9	5%
Total	$725.7	100%	$616.2	100%	$598.0	100%	$2,034.4	100%	$2,323.8	100%

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2021	2021	2020	2021	2020
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	37%	33%	32%	34%	34%
Precision rolled strip products	19%	19%	18%	19%	13%
Precision forgings, castings and components	15%	18%	11%	16%	14%
Titanium and titanium-based alloys	12%	13%	17%	12%	18%
Zirconium and related alloys	9%	12%	10%	10%	9%
Total High-Value Products	92%	95%	88%	91%	88%
Standard Products
Standard stainless products	8%	5%	12%	9%	12%
Grand Total	100%	100%	100%	100%	100%

Note: In conjunction with the announced ongoing exit of standard stainless products, ATI reclassified certain items as High-Value Products. Prior period information reflects these reclassifications. Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2021	2021	2020	2021	2020
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$48.7	$(49.2)	$(50.1)	$(8.4)	$(451.6)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	1.1	—	—	—	—
3.5% Convertible Senior Notes due 2025	2.9	—	—	—	—
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$52.7	$(49.2)	$(50.1)	$(8.4)	$(451.6)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	127.2	127.1	126.6	127.0	126.5
Effect of dilutive securities:
Share-based compensation	0.8	—	—	—	—
4.75% Convertible Senior Notes due 2022	5.8	—	—	—	—
3.5% Convertible Senior Notes due 2025	18.8	—	—	—	—
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	152.6	127.1	126.6	127.0	126.5

Basic net income (loss) attributable to ATI per common share	$0.38	$(0.39)	$(0.40)	$(0.07)	$(3.57)

Diluted net income (loss) attributable to ATI per common share	$0.35	$(0.39)	$(0.40)	$(0.07)	$(3.57)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	September 30	June 30	December 31
	2021	2021	2020

Accounts receivable	$502.0	$362.2	$345.8
Short-term contract assets	55.7	52.3	38.9
Inventory	1,055.8	1,059.0	997.1
Accounts payable	(290.7)	(265.8)	(290.6)
Short-term contract liabilities	(86.7)	(103.8)	(111.8)
Subtotal	1,236.1	1,103.9	979.4

Allowance for doubtful accounts	4.1	3.9	4.3
LIFO reserve	(0.3)	(29.9)	(44.1)
Inventory reserves	69.1	103.6	126.9
Managed working capital	$1,309.0	$1,181.5	$1,066.5

Annualized prior 3 months sales	$2,902.9	$2,464.8	$2,633.2

Managed working capital as a
% of annualized sales	45.1%	47.9%	40.5%

Change in managed working capital:
Year-to-date 2021	$242.5
Q3 2021	$127.5

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	September 30	December 31
	2021	2020

Total debt (a)	$2,313.3	$1,629.1
Less: Cash	(1,006.8)	(645.9)
Net debt	$1,306.5	$983.2

Net debt	$1,306.5	$983.2
Total ATI stockholders' equity (b)	541.4	471.3
Net ATI capital	$1,847.9	$1,454.5

Net debt to ATI capital	70.7%	67.6%

Total debt (a)	$2,313.3	$1,629.1
Total ATI stockholders' equity (b)	541.4	471.3
Total ATI capital	$2,854.7	$2,100.4

Total debt to total ATI capital	81.0%	77.6%

(a) Excludes debt issuance costs for both periods. The December 31, 2020 debt balance presented in the table includes $46.8 million for the unamortized balance of the portion of the 2025 Convertible Notes recorded in stockholders' equity due to the flexible settlement feature of the notes. New accounting guidance adopted by the Company on January 1, 2021 eliminated this requirement of separately accounting for this component of the 2025 Convertible Notes in stockholders’ equity.
(b) The December 31, 2020 balance presented excludes $49.8 million recorded in stockholders' equity for a portion of the 2025 Convertible Notes, net of debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated October 28, 2021:

	Three Months Ended
	September 30, 2021	June 30, 2021

Net income (loss) attributable to ATI	$48.7	$(49.2)
Adjustments for special items, pre-tax:
Strike related costs (a)	22.9	40.3
Restructuring and other charges (credits) (b)	(2.3)	(6.2)
Retirement benefit settlement gain (c)	(64.9)	—
Gain on sale of business (d)	(13.7)	—
Total pre-tax adjustments	(9.3)	(15.1)

Income tax on pre-tax adjustments for special items	15.5	—

Net income (loss) attributable to ATI excluding special items	$6.2	$(15.1)

Net income (loss) attributable to ATI	$48.7	$(49.2)
Net income (loss) attributable to ATI excluding special items	$6.2	$(15.1)

Effect on the numerator of diluted net income (loss) share of dilutive securities	$4.0	$—

Numerator of diluted net income (loss) per share attributable to ATI	$52.7	$(49.2)
Numerator of diluted net income (loss) per share attributable to ATI excluding special items (e)	$6.2	$(15.1)

Denominator of diluted net income (loss) per share attributable to ATI	152.6	127.1
Denominator of diluted net income (loss) per share attributable to ATI excluding special items (e)	128.0	127.1

Diluted net income (loss) per share attributable to ATI	$0.35	$(0.39)
Diluted net income (loss) per share attributable to ATI excluding special items (e)	$0.05	$(0.12)

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Net income (loss)	$55.2	$(44.4)	$(47.0)
(+) Depreciation and Amortization	35.6	36.3	35.4
(+) Interest Expense	25.1	23.7	25.1
(+) Income Tax Provision	22.0	4.0	0.8
(+) Strike related costs (a)	22.9	40.3	—
(+/-) Restructuring and other charges (credits) (b)	(2.3)	(6.2)	2.3
(-) Retirement benefit settlement gain (c)	(64.9)	—	—
(+) Gain on sale of business (d)	(13.7)	—	—
Total ATI Adjusted EBITDA	$79.9	$53.7	$16.6
LIFO and net realizable value reserves	—	—	—
Corporate expenses	12.9	15.9	10.2
Closed operations and other expense	1.4	3.6	1.0
Total segment EBITDA	$94.2	$73.2	$27.8

(a) Third and second quarter 2021 results include $22.9 million and $40.3 million, respectively, of pre-tax strike related costs primarily consisting of overhead costs recognized in the period due to below-normal operating rates, higher costs for outside conversion activities, and signing bonuses for represented employees.
(b) Third and second quarter 2021 results include $2.3 million and $6.2 million, respectively, of pre-tax net credits for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. Third quarter 2020 results include a $2.3 million pre-tax restructuring charge for additional employee severance actions.
(c) Third quarter 2021 results include a $64.9 million pre-tax retirement benefit settlement gain associated with the new collective bargaining agreement that was ratified on July 14, 2021 with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied & Industrial Service Workers International Union, AFL-CIO, CLC involving approximately 1,100 active full-time represented employees located primarily within the AA&S segment operations, as well as a number of inactive employees.
(d) Third quarter 2021 results include a $13.7 million pre-tax gain on the sale of its Flowform Products business, which uses flowforming process technologies to produce thin-walled components in net or near-net shapes across multiple alloy systems for use in the aerospace & defense and energy markets.
(e) The presentation of adjusted results excludes the effects of convertible debt for both periods as such effects were anti-dilutive.